Putnam Small Cap Value Fund, February 28, 2015, semi annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		1,272
Class B		3
Class C		54
Class M		5

72DD2 (000s omitted)

Class R		4
Class R5		0
Class R6		143
Class Y		1,294

73A1

Class A		0.116
Class B		0.011
Class C		0.041
Class M		0.050

73A2

Class R		0.091
Class R5		0.162
Class R6		0.178
Class Y		0.158


74U1	(000s omitted)

Class A		11,237
Class B	  	259
Class C	  	1,353
Class M	  	108

74U2	(000s omitted)

Class R	   	51
Class R5		1
Class R6		826
Class Y		9,350

74V1

Class A		15.34
Class B		13.10
Class C		13.09
Class M		14.06

74V2

Class R		15.12
Class R5		15.90
Class R6		15.90
Class Y		15.86


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant Series.